EXHIBIT 10.20

VALLEY FINANCIAL CORPORATION

SEVERANCE PLAN

Effective
September 18, 2014

EXHIBIT 10.20

INTRODUCTION

The Valley Financial Corporation Severance Plan (the Plan) was established, effective September 18, 2014, by Valley Financial Corporation, the bank holding company owning all the outstanding capital stock of Valley Bank (the Bank) in order to assist Eligible Employees upon termination of employment from the Corporation or the Bank. The Plan provides certain severance benefits to Eligible Employees who become Participants.

The Plan is intended to be a “welfare plan,” but not a “pension plan,” as defined in ERISA sections 3(1) and 3(2), respectively. The Plan must be interpreted and administered in a manner that is consistent with that intent.

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ARTICLE I

DEFINITIONS

1.01.    Administrator

Administrator means the Committee.

1.02.    Bank

Bank means Valley Bank.

1.03.    Base Salary

Base Salary means the Participant’s base annual salary as in effect on the Participant’s Separation Date. Base Salary does not include any fringe benefits, commissions, bonuses, overtime pay, relocation expenses, Corporation or Bank contributions under any pension plan, stock purchase plan, savings plan, health plan, welfare plan, tuition reimbursement arrangement, group life insurance premiums, or the value of benefits provided by the Corporation or the Bank. A week of Base Salary is equal to 1/52nd (1.923%) of the Participant’s Base Salary.

1.04.    Board

Board means the Corporation’s board of directors.

1.05.    Cause

Cause means (i) the Participant's refusal or willful failure to substantially perform his duties for the Company (other than any such failure resulting from her incapacity due to physical or mental illness); (ii) the Participant's failure to improve his work performance to an acceptable level after the Participant was previously warned in writing by the Corporation or the Bank about poor performance; (iii) the willful engaging by the Employee in illegal conduct or any conduct which is demonstrably and materially injurious to the Corporation or the Bank. Without limiting the generality of the foregoing, Cause shall include the issuance of a removal order or similar order by a governmental regulatory agency with appropriate jurisdiction prohibiting Employee from participating in the affairs of the Corporation or Bank. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board or Bank Board or based upon the advice of counsel for the Corporation or Bank shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Corporation and Bank.

1.06.    Change in Control

Change in Control means a change in control of a nature that would be required to be reported (assuming such event has not been "previously reported") in response to Item l(a) of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (Exchange Act); provided that, notwithstanding the foregoing and without limitation, such a change in control shall be deemed to have occurred at such time as (i) any Person is or becomes the "beneficial owner" (as defined in Rule 13d-3 or Rule 13d-5 under the Exchange Act as in effect on January 1, 1994), directly or indirectly, of 20% or more of the combined voting power of the Corporation's voting securities; (ii) the Incumbent Board ceases for any reason to constitute at least the majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least 75% of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Corporation in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (ii) considered as though such person were a member of the Incumbent Board; (iii) all or substantially all of the assets of the Corporation or the assets of the Bank are sold, transferred or conveyed by any means, including but not limited to direct purchase or merger, if the transferee is not controlled by the Corporation, control meaning the ownership of more than 50% of the combined voting power of such entity's voting securities; or (iv) the Corporation is merged or consolidated with another corporation or entity and as a result of such merger or consolidation less than 75% of the outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by the former shareholders of the Corporation. Notwithstanding anything in the foregoing to the contrary, no change in control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction (i) which results in the Employee or a group of Persons which includes the Employee, acquiring, directly or indirectly, 20% or more of the combined voting power of the Corporation's voting securities; (ii) arranged or caused by a federal bank regulatory agency possessing appropriate jurisdiction on the grounds of failing financial condition of

EXHIBIT 10.20

the Corporation or Bank which results in the acquisition, directly or indirectly, of 20% or more of the combined voting power of the Corporation's voting securities by any Person or (iii) which results in the Corporation, any subsidiary of the Corporation or any profit-sharing plan, employee stock ownership plan or employee benefit plan of the Corporation or any of its subsidiaries (or any trustee of or fiduciary with respect to any such plan acting in such capacity) acquiring, directly or indirectly, 20% or more of the combined voting power of the Corporation's voting securities.

1.07.    Code

Code means the Internal Revenue Code of 1986, as amended at any relevant time.

1.08.    Committee

Committee means the Valley Financial Corporation Human Resources Committee.

1.09.    Corporation

Corporation means Valley Financial Corporation.

1.10.    Effective Date

Effective Date means September 18, 2014.

1.11.    Eligible Employee

Eligible Employee means all Employees of the Corporation or the Bank. In addition, an Employee is not an Eligible Employee if such Employee

(a)    is terminated by the Corporation or the Bank for Cause;

(b)    quits other than for Good Reason;

(c)    quits for Good Reason more than sixth months after the initial existence of the condition constituting Good Reason;

(d)    dies or becomes disabled; or

(e)    is offered Employment with a Successor in a comparable position to the one held prior to Separation Date.

1.12.    Employee

Employee means an individual who renders personal services to the Corporation or the Bank and is characterized under the Corporation’s or the Bank’s payroll accounting and personnel policies as a common law employee. An individual characterized as an independent contractor under the Corporation’s or the Bank’s payroll accounting and personnel policies shall not be an Employee for purposes of this Plan.

1.13.    ERISA

ERISA means the Employee Retirement Income Security Act of 1974, as amended at any relevant time.

1.14.    Fiduciary

Fiduciary means a fiduciary, as defined in ERISA section 3(21)(A).

1.15.    Good Reason

Good Reason means that one of the following conditions arises without the Employee's consent:

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(a)	A material diminution in:

(i)	Base Salary; or

(ii)	Authority, duties or responsibilities.

(b)    Unless specifically agreed to in writing by Employee, the requirement by the Corporation, Bank or Successor that the Employee be based anywhere other than a location that is 30 or less miles from where his or her office is located on September 18, 2014, except for required travel on business for the Corporation, Bank or Successor to an extent substantially consistent with the business travel obligations which the Employee undertook on behalf of the Corporation and/or the Bank prior to September 18, 2014.

1.16.    Incumbent Board

Incumbent Board means the Board as constituted on the Effective Date.

1.17.    Named Fiduciary

Named Fiduciary means the Corporation and the Administrator.

1.18.    Participant

Participant means an Employee who has satisfied the eligibility requirements provided in Plan article II.

1.19.    Person

Person has the meaning ascribed to that term in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

1.20.    Plan

Plan means the Valley Financial Corporation Severance Plan.

1.21.    Separation Date

Separation Date means the date that a Participant’s employment with the Corporation or the Bank terminates.

1.22.    Successor

Sucessor means any Person that succeeds to, or has the practical ability to control (either immediately or with the passage of time) the Corporation's business directly, by merger or consolidation, or indirectly by purchase of the Corporation's voting securities, all or substantially all of its assets or otherwise.

1.23.    Year of Service

Year of Service means each twelve-month period of continuous employment as an Employee commencing on the Employee’s initial date of hire with the Corporation or the Bank and each anniversary of the Employee’s initial date of hire with the Corporation or the Bank.

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ARTICLE II

PARTICIPATION

2.01.    Eligibility Requirements

An Eligible Employee becomes a Participant if his employment with the Corporation or the Bank is terminated after the Effective Date.

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ARTICLE III

BENEFITS

3.01.    Severance Pay

An Eligible Employee who becomes a Participant shall be awarded a severance pay benefit equal to two weeks of Base Salary times the Participant’s Years of Service, with a minimum of four weeks of Base Salary.

Notwithstanding the above, any Eligible Employee who has entered into an individual employment agreement or change in control agreement with the Corporation or the Bank shall not be eligible to receive a severance pay benefit under this Section 3.01.

3.02.    Forms of Payment

(a)    Payment for Separation Dates other than following a Change in Control. Severance pay provided under this Plan article will be paid in accordance with the Corporation’s normal payroll practices as soon as practicable after the Participant's Separation Date. In no event will any such payment extend beyond 24 months after the Participant's Separation Date.

(b)    Payment for Separation Dates following a Change in Control. Any Severance pay provided under this Plan article for a separation following a Change in Control, will be paid in a single lump sum (less any applicable federal, state, and local income or employment taxes) as soon as practicable after the Participant’s Separation Date.

3.03.    COBRA Subsidy

Any Eligible Employee who is awarded a severance pay benefit under this Plan shall be entitled to a Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) subsidy payment. The Corporation shall pay such COBRA subsidy payment directly to the insurer for medical benefits so that after the Corporation’s subsidy payment, such Eligible Employee’s COBRA premium payment shall be equal in amount to the Eligible Employee’s monthly share of the premium payment under the Corporation’s or the Bank’s medical plan for the month preceding the Separation Date. Such COBRA subsidy payment shall be paid for the six months immediately following the Separation Date.

3.04.     409A Compliance

To the extent required for compliance with Code Section 409A , any amount due hereunder will be held and paid to the Eligible Employee, as applicable, on the first day of the seventh month after the Eligible Employee’s Separation Date.

EXHIBIT 10.20

ARTICLE IV

AMENDMENT AND TERMINATION

4.01.    Amendment

By action of the Committee, the Corporation may modify, alter, or amend the Plan, in whole or in part at any time or for any reason. An amendment may be made retroactively if it is necessary to make this Plan conform to applicable law.

4.02    Termination

By action of the Committee, the Corporation may terminate the Plan at any time or for any reason.

4.03.    Change in Control

Notwithstanding any other provision of this Plan, upon and for a period of one year following a Change in Control, no amendment or termination shall adversely affect or reduce benefits (as in effect immediately prior to such amendment or termination) available, or that may become available, under this Plan.

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ARTICLE V

ADMINISTRATION

5.01.    Named Fiduciaries, Allocation of Responsibility

(a)    The Corporation and the Administrator are Named Fiduciaries. Each is severally liable for its responsibilities.

(b)    The Administrator has only the responsibilities described in this Plan and those delegated by the Corporation.

(c)    All responsibilities not specifically delegated to another Named Fiduciary remain with the Corporation, including designating all Named Fiduciaries not named in this Plan. The Corporation’s responsibilities include drafting and designing the Plan and the amendments to it and designating all additional Fiduciaries not named in this Plan. The Corporation has the power to delegate fiduciary responsibilities that the Plan does not specifically delegate. A delegation may be made to any legal person. Each person to whom fiduciary responsibility is delegated serves at the Corporation’s pleasure and for the compensation that the Corporation and that person determine in advance, except as prohibited by law. A person to whom responsibility is delegated may resign after thirty (30) days’ notice to the Corporation. The Corporation may make additional delegations, including delegations occasioned by resignation, death, or other cause, and including delegations to successor Administrators.

(d)    This Plan allocates to each Named Fiduciary the individual responsibilities assigned. Named Fiduciaries do not share responsibilities unless the Plan so provides.

(e)    Whenever the Plan requires one Named Fiduciary to follow the directions of another Named Fiduciary, the two have not been assigned to share the responsibility. The Named Fiduciary giving directions bears the sole responsibility for those directions, and the responsibility of the Named Fiduciary receiving those directions is to follow directions as long as on their face the directions are not improper under applicable law.

5.02.    Assignment of Administrative Authority

The Committee serves as the Administrator.

5.03.    Administrator Powers and Duties

The Administrator must administer the Plan by its terms and has all powers necessary to do so. The Administrator is agent for service of legal process unless it designates another person to be agent for service of legal process. The Committee may designate a Committee member or someone else as agent for the service of legal process. The Administrator must interpret the Plan. The Administrator’s duties include, but are not limited to determining the answers to all questions relating to the Employees’ eligibility to become Participants.

A determination that the Administrator makes in good faith is conclusive and binding on all persons. The Administrator’s decisions, however, may not take away any rights that the Plan specifically gives to a Participant. If a Committee member is also a Participant, he must abstain from any action that directly affects him as a Participant in a manner different from other similarly situated Participants. The Plan, however, does not prevent an individual who is a Committee member who is also a Participant or a beneficiary from receiving any benefit to which he may be entitled, if the benefit is computed and paid on a basis that is consistently applied to all other Participants and beneficiaries.

The Administrator may employ and compensate from the Corporation’s assets according to Plan section 5.06 such accountants, counsel, specialists, and other advisory and clerical persons as it deems necessary or desirable in connection with the Plan’s administration. The Administrator is entitled to rely conclusively on any opinions from its accountant or counsel. Except to the extent prohibited by law, the Administrator is fully protected by the Corporation and the Employees and the Participants whenever it takes action based in good faith on advice from its advisors.

5.04.    Discretion of Administrator

The Administrator’s discretion to perform or consent to any act is exclusive if all similarly situated Employees and Participants are treated in a consistent manner.

5.05.    Organization and Operation of a Committee

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The Committee acts by a majority of its members in office at the time and may act either by a vote at a meeting or in writing without a meeting. If there is a tie vote in the Committee or other inability of the Committee or the Administrator to act, a majority vote of the Corporation's Board must decide the question.
The Committee may authorize one or more of its members to execute a document for it as Administrator and must note that authorization in the minutes of the Committee's meeting. The Corporation must then accept and rely upon any document executed by an authorized member as representing action by the Administrator until the Committee files a written revocation of the authorization with the Corporation.
5.06.    Records and Reports

The Corporation must supply information to the Administrator sufficient to enable the Administrator to fulfill its duties. The Administrator must keep all books of account, records, and other data necessary for proper administration of the Plan. The Administrator may appoint any person as agent to keep records.

5.07.    Payment of Expenses

The Administrator serves without compensation. The Corporation must pay the Administrator’s expenses, including any expenses incident to the functioning of the Administrator, fees of accountants, legal counsel, and other similar specialists, and other costs of administering the Plan.

5.08.    Limitation of Liability

If permissible by law, the Administrator and the Committee members serve without bond. If the law requires bond, the Administrator must secure the minimum bond required and obtain necessary payments according to Plan section 5.07. Unless the Plan provides otherwise, the Administrator or a member of the Committee is not liable for another Committee member's act or omission or for another Fiduciary's act or omission. To the extent allowed by law and except as otherwise provided in the Plan, the Administrator and each Committee member is not liable for any action or omission that is not the result of the Administrator's or member's own negligence or bad faith.
As permitted by law and as limited by any agreement in writing between the Corporation and the Administrator, the Corporation must indemnify and save the Administrator and each Committee member harmless against expenses, claims, and liabilities arising out of being the Administrator or a Committee member, except expenses, claims, and liabilities arising out of the Administrator's or member's own negligence or bad faith. The Corporation may obtain insurance against acts or omissions of the Administrator or Committee members. If the Corporation fails to obtain that insurance, the Administrator or a Committee member may obtain insurance and must be reimbursed according to Plan section 5.07 and as permitted by law. At its own expense, the Corporation may employ its own counsel to defend or maintain, either in its own name or in the name of the Administrator, or any Committee member, any suit or litigation arising under the Plan concerning the Administrator or any Committee member

5.09.    Claims

(a)    It is not necessary to file a claim in order to receive Plan benefits.

(b)    Any question regarding a claim by a Participant for benefits shall be submitted to the Administrator. The Administrator shall be responsible for deciding whether such claim properly relates to benefits provided by the Plan and for providing a final decision with respect to such claim. In addition, the Administrator shall provide a full and fair review of the claim, in accordance with the procedures required by ERISA.

(c)    For all purposes under the Plan, the Administrator’s decision with respect to a claim (if no review is requested) or the decision with respect to a claim review (if review is requested) shall be final, binding and conclusive on all interested parties.

5.10.    Fiduciary Discretion

In discharging the duties assigned to it under the Plan, each Fiduciary with respect to the Plan has the discretion to interpret the Plan; adopt, amend and rescind rules and regulations pertaining to its duties under the Plan; and to make all other determinations necessary or advisable for the discharge of its duties under the Plan. Each Fiduciary's discretionary authority is absolute and exclusive if exercised in a uniform and nondiscriminatory manner with respect to similarly situated individuals. The express grant

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in the Plan of any specific power to a Fiduciary with respect to any duty assigned to it under the Plan must not be construed as limiting any power or authority of the Fiduciary to discharge its duties. A Fiduciary's decision is final and conclusive unless it is established that the Fiduciary's decision constituted an abuse of its discretion.

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ARTICLE VI

GENERAL PROVISIONS

6.01.    Construction

One gender includes the other, and the singular and plural include each other when the meaning would be appropriate. The Plan’s headings and subheadings have been inserted for convenience of reference only and must be ignored in any construction of the provisions. If a provision of this Plan is illegal or invalid, that illegality or invalidity does not affect other provisions. Any term with an initial capital not expected by capitalization rules is a defined term according to Plan article I. This Plan must be construed according to the applicable provisions of the Code and Treasury Regulations in a manner that assures that the Plan provides the benefits and tax consequences intended for Participants. Any terms defined in the Code or Treasury Regulations in a manner that assures that the Plan provides the benefits and tax consequences intended for Participants. Any terms defined in the Code or Treasury Regulations that are not defined terms according to Plan article I are incorporated in this Plan by reference.

6.02.    Governing Law

This Plan is construed, enforced, and administered in accordance with the laws of the Commonwealth of Virginia (other than its choice of law rules), except to the extent that those laws are superseded by the laws of the United States of America.

6.03.    Plan Creates No Separate Rights

The creation, continuance, or change of the Plan or any payment does not give any person a non-statutory legal or equitable right against the Corporation; or any of the Corporation’s officers, agents, or other persons employed by the Corporation. The Plan does not modify the terms of a Participant’s employment.

6.04.    Mistake-of-Fact Contributions

If the Corporation makes any benefit contribution because of a mistake of fact, the portion of the benefit contribution due to the mistake of fact must be returned to the contributor, as authorized by regulations under ERISA section 403.

6.05.    Non-Alienation of Benefits

Except as permitted by law and this section, no assignment of any rights or benefits arising under the Plan is permitted or recognized. No rights or benefits are subject to attachment or other legal or equitable process or subject to the jurisdiction of any bankruptcy court. If any Participant is adjudicated bankrupt or attempts to assign any benefits, then in the Corporation’s discretion, those benefits cease. If that happens, the Administrator may apply those benefits for that Participant or his dependents as the Administrator sees fit. The Corporation is not liable for or subject to the debts, contracts, liabilities, or torts of any person entitled to benefits under this Plan.

6.06.    Binding Effect

This Plan shall be binding upon and inure to the benefit of (i) the legatees, distributes and personal representatives of each Participant, and (ii) any Successor. The Corporation shall take such action as may be required to effect an assumption of the obligations under this Plan by any Successor.
6.07.    Action by Corporation

Any action of the Corporation under this Plan may be by resolution of its Board or by any officer, other person, or Committee with authorization from that Board.